Exhibit 4.2

WESTROCK RKT, LLC

as Issuer

and

THE GUARANTORS PARTY HERETO

____________________

3.500% SENIOR NOTES DUE 2020

4.000% SENIOR NOTES DUE 2023

____________________

SUPPLEMENTAL INDENTURE NO. 4

DATED AS OF NOVEMBER 2, 2018

to

INDENTURE

DATED AS OF SEPTEMBER 11, 2012

____________________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SUPPLEMENTAL INDENTURE NO. 4, dated as of November 2, 2018, among WestRock RKT, LLC, a Georgia limited liability company (as successor to Rock-Tenn Company, the “Company”), WRKCo Inc., a Delaware corporation (“WRKCo”), WestRock MWV, LLC, a Delaware limited liability company (“WRK MWV” and, together with WRKCo, the “Existing Guarantors”), WestRock Company, a Delaware corporation (the “New Guarantor” and, together with the Company and the Existing Guarantors, the “Obligors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the hereafter defined Indenture.

WHEREAS, the Company and the Guarantors party thereto heretofore executed and delivered to the Trustee an Indenture dated as of September 11, 2012, as supplemented by Supplemental Indenture No. 1, dated as of November 7, 2013, Supplemental Indenture No. 2, dated as of February 21, 2014 and Supplemental Indenture No. 3, dated as of July 1, 2015 (the “Indenture”), in respect of the Company’s 3.500% Senior Notes due 2020 and 4.000% Senior Notes due 2023 (the “Notes”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 28, 2018, among the New Guarantor, WRKCo, Whiskey Merger Sub, Inc., a Delaware corporation, Kola Merger Sub, Inc., a Delaware corporation, and KapStone Paper and Packaging Corporation, a Delaware corporation, the New Guarantor will become the ultimate parent of the Company;

WHEREAS, the New Guarantor desires to fully and unconditionally guarantee all the monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1(7) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture No. 4 (the “Supplemental Indenture”) without the consent of Holders of the Notes; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the Obligors and the execution and delivery hereof have been in all respects duly authorized by the Obligors.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

REAFFIRMATION AND ACCESSION

SECTION 1.01. Reaffirmation. The Company hereby expressly and unconditionally reaffirms each and every covenant, agreement and undertaking of such party in the Indenture.

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SECTION 1.02. Note Guarantee.

(a) The New Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Issuer under the Notes and the Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Notes and the Indenture shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The Guarantee shall be a guarantee of payment and not of collection.

(b) The New Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the New Guarantor or any Existing Guarantor.

(c) The New Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged as to any Note except by complete performance of the obligations contained in such Note or as provided for in this Supplemental Indenture. The New Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against the New Guarantor to enforce the Guarantee without first proceeding against the Company or any other Guarantor. The New Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, the New Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or the New Guarantor or any Existing Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the New Guarantor or any Existing Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of the Indenture.

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(e) The New Guarantor further agrees that, as between the New Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the New Guarantor for the purpose of the Guarantee.

SECTION 1.03. Severability. In case any provision of any guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04. Limitation of Guarantors’ Liability. The New Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders, the Existing Guarantors and the New Guarantor hereby irrevocably agree that the obligations of the New Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the New Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor or the New Guarantor in respect of the obligations of such Existing Guarantor or the New Guarantor under its Guarantee, result in the obligations of the New Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 1.05. Benefits Acknowledged. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its Guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 1.06. Termination of Guarantee. The Guarantee shall be automatically released and shall terminate upon (i) the merger of the New Guarantor with or into any other Obligor, (ii) the consolidation of the New Guarantor with any other Obligor or (iii) the transfer of all or substantially all of the assets of the New Guarantor to any other Obligor. At the request of the Company, and subject to Section 11.4 of the Indenture, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

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ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. For the avoidance of doubt, the provisions of Article 10 of the Indenture shall not apply to the Guarantee.

SECTION 2.03. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.04. Successors. All agreements of the Company, the New Guarantor and each Existing Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors to the extent set forth in the Indenture.

SECTION 2.05. Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

SECTION 2.06. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.

SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the Existing Guarantors and the New Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company, the Existing Guarantors and the New Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company, the Existing Guarantors and the New Guarantor and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 4 to be duly executed as of the date first written above.

Very truly yours,

WESTROCK RKT, LLC,

by
/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WESTROCK COMPANY,

by
/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WRKCO INC.,

by
/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WESTROCK MWV, LLC,

by
/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

[Signature Page to Supplemental Indenture]

the bank of new york mellon trust company, n.a.,

as Trustee
by
/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Supplemental Indenture]